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For Immediate Release


           US Interactive(R) Reaches Accord With Majority Noteholders

$80 million Note to be Restructured to Enable Conversion Over Seven Year Period

   Company Retains Deutsche Banc Alex.Brown to Explore Strategic Alternatives

Philadelphia, PA - November 8, 2000 - U.S. Interactive, Inc. (Nasdaq: USIT) announces that it has entered into binding letters of intent to restructure a majority of the $80 million note currently due March 8, 2001 and owed to certain former shareholders of Soft Plus, Inc. The letters of intent are with five former shareholders of Soft Plus who hold 74% of the interests in the $80 million note, including director and CEO Mohan Uttarwar, who holds a 29% interest in the $80 million note. The Company will offer the remaining holders of the $80 million note the same opportunity to restructure the remaining portion of the $80 million note. The Company also announced that it has retained Deutsche Banc Alex.Brown to explore strategic alternatives for the Company.

According to newly appointed chairman William C. Jennings, "The restructuring of the $80 million note would enable the Company to realize the full benefits envisioned with the March 2000 Soft Plus / U.S. Interactive merger. As a result of this progress on the note restructuring, as announced today in our third quarter earnings release, our senior management team can now turn its full attention and energy to the critical talks ahead, including executing a new strategy focused on delivering customer driven solutions in the telecommunications and financial services markets."

The letters of intent contemplate that each holder of an interest in the note would receive a convertible note representing the shareholder's proportionate interest in the $80 million note. The convertible notes would provide for a maturity date of March 8, 2008 and interest at the rate of 6.2% per annum. The convertible notes would be subordinate to all present and future bank and institutional debt of the Company, and certain obligations of the Company to landlords.

Unless sooner paid at the discretion of the Company or converted by the note holders or the Company, at maturity all principal and accrued and unpaid interest on the convertible notes would be satisfied by issuance of 24,000,000 shares of the Company's common stock. On the restructure date and at any time after the first anniversary of the restructure date, each note holder would have the option of converting all or a portion of the holder's convertible note into shares of the Company's common stock. In any calendar year, if the Company's common stock is at least $3.00 per share for not less than ten consecutive trading days, the Company would have the option to convert up to $20 million in principal amount of the convertible notes into shares of the Company's common stock, pro rata among the note holders. The exchange ratio for converting each convertible note is one share for each $3.33 of principal amount of the convertible note being converted. Any such conversion would also satisfy accrued and unpaid interest on the principal amount converted. Any portion of the $80 million note not exchanged for a convertible note will be due on March 8, 2001.
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The Company has agreed to register the shares issued upon conversion under certain circumstances. The Company would also agree to release certain indemnity obligations, shares escrowed, and lock-up agreements entered into in connection with the Soft Plus merger. The Company's Board of Directors would also agree to nominate and recommend for appointment to the Board three designees selected by the holders of 51% of the convertible notes, until 51% of the convertible notes have been converted to common stock; our current director and CEO Mohan Uttarwar will be one of the persons designated so long as he is a director of the Company.

Closing on the $80 million note restructuring is subject to certain conditions, including, among others, a definitive agreement with the holders of the $80 million note, approval of the Company's stockholders of the issuance of the shares issuable upon conversion or satisfaction of the convertible notes, consent of the holders of at least 90% in interest of the principal amount of the $80 million note, effectiveness of a registration covering the shares issuable on the restructure date, the Company's receipt of a fairness opinion, and retention of Mohan Uttarwar as Chief Executive Officer of the Company subject to termination only upon a 2/3rds vote of the Board of Directors. The letters of intent terminate on March 7, 2001, if not terminated earlier. The Company anticipates closing on the restructuring of the $80 million note during the first quarter of 2001.

About U.S. Interactive, Inc.

US Interactive(R) (Nasdaq: USIT) is a leading Internet professional services company that provides businesses with customer focused Internet strategy, infrastructure technology, marketing, and creative services. US Interactive helps companies leverage Internet and emerging technologies, including broadband and wireless, to transact business, communicate information and share knowledge across employees, customers and suppliers to create thriving businesses. Founded in 1994, US Interactive has served some of the world's leading companies including Adidas, AIG, Asia Online, Dairy Farm International, Deloitte Consulting, Disney Online, Sprint, Thomson Consumer Electronics and Toyota.

Forward Looking Statements

Certain statements made in this press release are not historical facts but are "forward looking statements" and may involve risks and uncertainties that could cause actual future results to differ materially and adversely from those anticipated by such statements. Included among the factors that could affect the Company's performance are the market's acceptance of the terms of the $80 million note restructuring, the satisfaction of all of the conditions to the note restructuring, a sufficient number of noteholders agreeing to the terms offered by the Company, as well as the recent downturn in the Internet professional services market; the ability of the Company to meet it obligations under, or refinance, its present indebtedness; the successful execution of the Company's current initiatives; concerns of our clients and prospects regarding our financial results; general economic conditions; fluctuations in operating results; our ability to effectively manage future growth, to retain and efficiently integrate our new executive management, and to identify, hire, train and retain, in a highly competitive market, individuals highly skilled in the

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Internet and its rapidly changing technology; significant revenue concentration in a limited number of clients; the lack of long-term contracts; our ability to enter into, and retain our existing, strategic relationships; market acceptance, rapid technological change, a decline in Internet usage, and intense competition in our market; our ability to effectively integrate the operational, managerial and financial aspects of prior and future acquisitions; and our ability to obtain financing when required. For a discussion of these and other risk factors that could affect the Company's business, see "Risk Factors" in the Company's Prospectus dated April 12, 2000 and the information set forth in the Company's Quarterly Report on form 10-Q.

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The US Interactive name, design and e-Roadmap are registered service marks of
U.S. Interactive, Inc. IVL Methodology, CAPTURE, and e2e Solution are service marks of U.S. Interactive, Inc. All other company names and products are trademarks of their respective companies.

EDITOR'S NOTE: Additional information, including other announcements, about U.S. Interactive, Inc. is available at www.usinteractive.com.
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Public Relations Contacts:
--------------------------
Priya Bhatt, U.S. Interactive, Inc., phone: 408-863-7611, e-mail:
pbhatt@usinteractive.com
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Investor Relations Contact:
Shawn Southard, U.S. Interactive, Inc., phone: 610-382-8879, e-mail:
InvestorRelations@usinteractive.com
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